UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: OFI Carlyle Global Private Credit Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

6803 South Tucson Way,

Centennial, Colorado 80112-3924

Telephone Number: 212-323-0200

Name and Address of Agent for Service of Process:

Joseph Benedetti

225 Liberty Street

New York, NY 10281

With Copies to:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in New York, New York, on the 15th day of December, 2017.

OFI Carlyle Global Private Credit Fund

By: /s/ Kamal Bhatia

Kamal Bhatia

Trustee

Attest:

/s/ Joseph C. Benedetti

Name: Joseph C. Benedetti

Witness

By: /s/ Brian Petersen

Brian Petersen

Trustee

Attest:

/s/ Joseph C. Benedetti

Name: Joseph C. Benedetti

Witness